Exhibit 99.1

Interpace Biosciences Announces Third Quarter 2021 Financial and Business Results

●	Q3 Revenue of $9.5 Million is a 15% Improvement versus Q3 2020
●	Year to Date Revenue of $30.5 Million Up 34% Versus Prior Year
●	Second Consecutive Record Cash Collection Quarter
●	Significantly Improved Liquidity with Comerica Bank $7.5 Credit Facility
●	Entered into $8 million term loan with BroadOak Fund, V, L.P.
●	Announcing New Proposed $30 Million Rights Offering

PARSIPPANY, NJ, November 10, 2021 (GLOBE NEWSWIRE) — Interpace Biosciences, Inc. (“Interpace” or the “Company”) (OTCQX: IDXG) today announced financial results for the fiscal quarter ended September 30, 2021 and provided a business and financial update.

“2021 has been a dynamic and meaningful year in the evolution of Interpace,” said Thomas Burnell, President and CEO. “Without the hard work, dedication and commitment of our nearly 140 employees, the loyalty of our customers and the patients they serve, and the support of our investors and financial partners, our Company would not be where it is today.”

“We are incredibly excited to partner with Comerica Bank and BroadOak Capital during this transformative period for Interpace Biosciences. The $7.5 million credit facility with Comerica provides the Company with working capital flexibility for our fourth quarter and onward into Fiscal 2022. The term loan with BroadOak allowed us to repay the bridge loan generously provided by our private equity partners, Ampersand Capital and 1315 Capital, to meet our financing needs earlier this year,” continued Mr. Burnell.

“In addition, I am pleased to announce that the Company has executed a non-binding Term Sheet with 3K Limited Partnership to enter into a standby purchase agreement whereby 3K will backstop an approximate $30 million Rights Offering by the Company. We believe this Rights Offering will be a cost-effective method to raise capital while allowing existing shareholders to maintain their proportional ownership in the Company and will be the catalyst driving both internal and external growth as it is our goal to achieve an annualized run rate of $100 million in revenue in 2023,” stated Mr. Burnell.

“We are extremely pleased with the performance of our diagnostic services through the third quarter of 2021. Overall, we experienced significant revenue and gross profit growth while reducing operating expenses as a percentage of revenue,” stated Tom Freeburg, CFO of Interpace. “We focused on and significantly improved our billing and cash collection processes over the last twelve months. This focus resulted in record cash collections for the second consecutive quarter and allowed us to repay our 2020 COVID Medicare advance months ahead of schedule. While our pharma services volume experienced a decline, we believe the investments made earlier this year in our North Carolina lab will result in improved operating results going into 2022,” continued Mr. Freeburg.

Third Quarter and Year to Date 2021 Financial Performance

For the Third Quarter of 2021 as Compared to the Third Quarter of 2020

●	Net Revenue was $9.5 million, an increase of 15% versus the prior year quarter. The increase in Net Revenue was driven by increased reimbursement rates and clinical services volume, partially offset by a decrease in pharma services revenue.

●	Gross Profit percentage was 38%, compared to 37% for the prior year, a 100 basis-point improvement year over year. The Gross Profit improvement can be attributed to the increased reimbursement rates as well as a greater mix of proprietary molecular tests.

●	Loss from Continuing Operations was $(3.5) million vs $(6.2) million in the prior year quarter. Net loss was $(3.6) million compared to $(6.2) million in the prior year quarter.

●	Adjusted EBITDA was $(1.8) million as compared to $(2.9) million for the prior year. The improvement is primarily attributable to the $2.7 million lower Loss from Continuing Operations, partially offset by a tax provision and lower non-recurring transition and legal expenses.

●	For the second consecutive quarter, cash collections outpaced revenue, totaling $10.4 million. Days Sales Outstanding (DSO) has decreased 48% year over year, to 59 days.

For the Nine Months Ended September 30, 2021 as Compared to the Nine Months Ended September 30, 2020

●

Net Revenue was $30.5 million for the first nine months of 2021, a 34% improvement over the prior year period, which was significantly impacted by the Coronavirus pandemic. The increase in Net Revenue was driven by increased reimbursement rates and clinical services volume, partially offset by a decrease in pharma services revenue.

●	Gross Profit percentage was 44% compared to 33% for the first nine months of 2020, driven by higher volume and improvements in reimbursement rates as well as a change in the gross profit mix.

●	Loss from Continuing Operations was $(11.0) million vs $(18.1) million in the prior year period, an improvement of $7.1 million.

●	Adjusted EBITDA was $(3.0) million vs $(11.3) million in the prior year period. The improvement is primarily attributable to the $7.1 million lower Loss from Continuing Operations and $1.7 million increase in Transition expenses, both in the current period. The Transition expenses are related to the Rutherford, NJ lab closing and subsequent move to North Carolina, as well as other cost saving initiatives, primarily reductions in headcount, all of which are considered non-recurring in nature. Adjusted EBITDA was $(7.7) million in the Fiscal 2019 period.

●	December 31, 2020 cash balance was $2.8 million, net of restricted cash. September 30, 2021 cash balance was $3.2 million, net of restricted cash.

Recent Highlights

●	In October 2021, we announced the company has entered into a $7.5 Million revolving credit facility with Comerica Bank (the “Bank”). The facility matures on September 30, 2023 and allows for advances based on 80% of eligible accounts receivable plus an applicable non-formula amount consisting of $2 million of additional availability at close, stepping down $250,000 per quarter beginning with the quarter ended June 30, 2022.

●	In October 2021, we announced that on September 14, 2021, the United States Patent and Trademark Office granted us a Patent (U.S. PTO Number 11,118,231 B2) for the use of microRNAs for distinguishing benign from malignant thyroid neoplasms. This patent covers the underlying technology of our ThyraMIR® microRNA Classifier.

●

In October 2021, we announced that on October 12, 2021, the United States Patent and Trademark Office granted us a US Patent (11,143,657) titled: Topographic genotyping for determining the diagnosis, malignant potential, and biologic behavior of pancreatic cysts and related conditions. The patent covers the underlying technology used in PancraGEN®, our flagship product for risk stratification of Pancreatic cysts.

●	In November 2021, we announced that we entered into a new $8 million term loan with BroadOak Fund V, L.P. The proceeds of the BroadOak Loan were used to repay principal and interest on the $7.5 million short-term promissory notes due to the Company’s two private equity stockholders, Ampersand 2018 Limited Partnership and 1315 Capital II, L.P. The BroadOak Loan was designed to extend the Company’s debt structure and increase operating flexibility. In combination with the recently announced $7.5 million revolving credit facility with Comerica Bank, the Company believes it has significantly improved its liquidity without equity dilution to shareholders.

●	During the third quarter, the Company expanded commercial payor coverage of its proprietary Thyroid tests adding five new in-network contracts, as well as renegotiating two other contracts. With the contracts added earlier in the year, Interpace now has contracts with 54 commercial payors.

Rights Offering

The Company intends to file a Registration Statement on Form S-1 with the Securities and Exchange Commission with respect to the Rights Offering. The proposed Rights Offering is subject to market and other conditions, including the effectiveness of the Registration Statement when filed. This announcement is being made pursuant to, and in accordance with, Rule 135 under the Securities Act of 1933, as amended (the “Securities Act”), and shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act.

About Interpace Biosciences

Interpace Biosciences is an emerging leader in enabling personalized medicine, offering specialized services along the therapeutic value chain from early diagnosis and prognostic planning to targeted therapeutic applications.

Clinical services, through Interpace Diagnostics, provides clinically useful molecular diagnostic tests, bioinformatics and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for improved patient diagnosis and management. Interpace has five commercialized molecular tests and one test in a clinical evaluation program (CEP): PancraGEN® for the diagnosis and prognosis of pancreatic cancer from pancreatic cysts; PanDNA, a “molecular only” version of PancraGEN® that provides physicians a snapshot of a limited number of factors; ThyGeNEXT® for the diagnosis of thyroid cancer from thyroid nodules utilizing a next generation sequencing assay; ThyraMIR® for the diagnosis of thyroid cancer from thyroid nodules utilizing a proprietary gene expression assay; and RespriDX® that differentiates lung cancer of primary versus metastatic origin. In addition, BarreGEN®, a molecular based assay that helps resolve the risk of progression of Barrett’s Esophagus to esophageal cancer, is currently in a clinical evaluation program (CEP) whereby we gather information from physicians using BarreGEN® to assist us in gathering clinical evidence relative to the safety and performance of the test and also providing data that will potentially support payer reimbursement.

Pharma services, through Interpace Pharma Solutions, provides pharmacogenomics testing, genotyping, biorepository and other customized services to the pharmaceutical and biotech industries. Pharma services also advances personalized medicine by partnering with pharmaceutical, academic, and technology leaders to effectively integrate pharmacogenomics into their drug development and clinical trial programs with the goals of delivering safer, more effective drugs to market more quickly, while also improving patient care.

For more information, please visit Interpace Biosciences’ website at www.interpace.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to the Company’s future financial and operating performance. The Company has attempted to identify forward looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. These statements also involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those expressed or implied by any forward-looking statements including, but not limited to, the adverse impact of the COVID-19 pandemic on the Company’s operations and revenues, the possibility that the Company’s estimates of future revenue, cash flows and adjusted EBITDA may prove to be materially inaccurate, the Company’s history of operating losses, the Company’s ability to adequately finance its business, the Company’s ability to repay borrowings under its $7.5M credit facility with Comerica Bank and its $8M term loan with BroadOak, the Company’s dependence on sales and reimbursements from its clinical services, the Company’s ability to retain or secure reimbursement including its reliance on third parties to process and transmit claims to payers and the adverse impact of any delay, data loss, or other disruption in processing or transmitting such claims, and the Company’s revenue recognition being based in part on estimates for future collections which estimates may prove to be incorrect. Additionally, all forward-looking statements are subject to the “Risk Factors” detailed from time to time in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as amended, , Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts:

Investor Relations

Interpace Biosciences, Inc.

(855)-776-6419

Info@Interpace.com

INTERPACE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Revenue, net	$9,472	$8,248	$30,461	$22,752
Cost of revenue	5,848	5,194	16,965	15,156
Gross Profit	3,624	3,054	13,496	7,596

Sales and marketing	2,456	2,699	7,585	6,776
Research and development	416	763	1,475	2,123
General and administrative	3,278	3,795	9,582	12,683
Transition expenses	363	687	2,474	798
Gain on DiamiR transaction	-	-	(235)	-
Acquisition amortization expense	1,112	1,115	3,336	3,346
Total operating expenses	7,625	9,059	24,217	25,726

Operating loss	(4,001)	(6,005)	(10,721)	(18,130)
Interest accretion expense	(106)	(138)	(375)	(414)
Related party interest	(151)	-	(372)	-
Other income (expense), net	45	(12)	(255)	473
Loss from continuing operations before tax	(4,213)	(6,155)	(11,723)	(18,071)
(Benefit) provision for income taxes	(714)	14	(684)	43
Loss from continuing operations	(3,499)	(6,169)	(11,039)	(18,114)

Loss from discontinued operations, net of tax	(62)	(65)	(175)	(194)

Net loss	(3,561)	(6,234)	(11,214)	(18,308)

Less adjustment for preferred stock deemed dividend	-	-	-	(3,033)

Net loss attributable to common stockholders	$(3,561)	$(6,234)	$(11,214)	$(21,341)

Basic and diluted loss per share of common stock:
From continuing operations	$(0.84)	$(1.53)	$(2.68)	$(5.25)
From discontinued operations	(0.01)	(0.01)	(0.04)	(0.05)
Net loss per basic share of common stock	$(0.85)	$(1.54)	$(2.72)	$(5.30)

Weighted average number of common shares and common share equivalents outstanding:
Basic	4,165	4,038	4,119	4,025
Diluted	4,165	4,038	4,119	4,025

Selected Balance Sheet Data

($ in thousands)

	September 30,	December 31,
	2021	2020
	(Unaudited)
Cash, cash equivalents and restricted cash	$3,430	$3,372

Total current assets	13,083	14,122
Total current liabilities	22,836	18,233

Total assets	40,307	45,681
Total liabilities	32,419	28,228
Total stockholders’ deficit	(38,648)	(29,083)

Selected Cash Flow Data (Unaudited)

($ in thousands)

	For the Nine Months Ended
	September 30,
	2021	2020
Net loss	$(11,214)	$(18,308)

Net cash used in operating activities	$(7,501)	$(12,395)
Net cash used in investing activities	(153)	(1,275)
Net cash provided by financing activities	7,712	16,657
Change in cash, cash equivalents and restricted cash	58	2,987
Cash, cash equivalents and restricted cash – beginning	3,372	2,321
Cash, cash equivalents and restricted cash – ending	$3,430	$5,308

Reconciliation of Adjusted EBITDA (Unaudited)

($ in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Loss from continuing operations (GAAP Basis)	$(3,499)	$(6,169)	$(11,039)	$(18,114)
Bad debt (recovery) expense	-	-	(140)	250
Receipt of HHS stimulus grant	-	-	-	(650)
Transition expenses	363	687	2,474	798
Legal and professional services	-	495	-	495
Depreciation and amortization	1,407	1,394	4,350	4,102
Stock-based compensation	477	563	1,314	1,381
Taxes	(714)	14	(684)	43
Financing interest and related costs	174	-	482	-
Interest accretion expense	106	138	375	414
Gain on DiamiR transaction	-	-	(235)	-
Mark to market on warrant liability	(71)	(13)	137	(62)
Change in fair value of contingent consideration	-	-	(57)	-
Adjusted EBITDA	$(1,757)	$(2,891)	$(3,023)	$(11,343)

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, we have provided certain non-GAAP financial measures to help evaluate the results of our performance. We believe that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing our ongoing business and operating performance. We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view our financial results in the way that management views financial results.

In this document, we discuss Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as income or loss from continuing operations, plus depreciation and amortization, acquisition related expenses, transition expenses, non-cash stock based compensation and ESPP plans, interest and taxes, and other non-cash expenses including asset impairment costs, bad debt expense, receipt of stimulus grants, loss on extinguishment of debt, goodwill impairment and change in fair value of contingent consideration, and warrant liability. The table above includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.